Exhibit 4.33

ADDENDUM No. 2

to

Bareboat Charterparty dated April 24th, 2023

for

MV "LORDSHIP"

between

Village Seven Co., Ltd.

and

V7 Fune Inc.

as owners

and

Lord Ocean Navigation Co.

as charterers

This Addendum No. 2 (the “Amendment”) is entered into on 22nd May 2024 by and between:

(i)	Village Seven Co., Ltd., a company incorporated and registered under the laws of Japan with registered address at 6-21, Konan 3-chome, Minato-ku, Tokyo, Japan, as owners with 99.99% ownership;

(ii)
V7 Fune Inc., a company incorporated and registered under the laws of Panama with registered address at BICSA Financial Center, 60th Floor, Balboa Avenue, Panama City, Republic of Panama with 0.99% ownership (together with Village Seven  Co., Ltd., the “Owners”); and

(iii)	Lord Ocean Navigation Co., a limited company with registered address at 80 Broad Street, Monrovia as charterers (the “Charterers").

Each of the Owners and the Charterers is hereinafter referred to as a Party and collectively the Parties.

WHEREAS

(A)
The Parties have entered into a bareboat charterparty agreement dated April 24th, 2023 (hereinafter as the same may from time to time be amended, supplemented, novated or replaced, the "Charter"), whereby the Owners have agreed to let the vessel "LORDSHIP" IMO no. 9519066, (the "Vessel") on charter to the Charterers on the terms set out therein.

(B)
Following the new EU Commission Implementing Regulation (EU) 2023/2599, which imposes the responsibilities in relation to compliance with the Emission Scheme (as defined below) on the registered owners of each vessel responsible for compliance with the EU Emission Scheme, the Parties agree to enter into this Amendment and incorporate and include in the Charter the additional clause stipulated herein.

Terms defined in the Charter shall have the same meaning when used herein.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1	AMENDMENTS TO THE CHARTER

The Charter shall be amended, with retrospective effect from 1st January 2024, as follows:

The following clause shall be deemed inserted in direct succession of Clause 10, paragraph (g), and incorporated in the Charter, as a new paragraph of Clause 10, "paragraph (h) - Emission Scheme":

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(h) Emission Scheme

Notwithstanding any other provision in this Charter, the Owners and the Charterers agree as follows:

"Emission Allowances" means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme, or generally in connection with emissions, carbon reduction or other environmental or sustainability national or international laws or regulations applicable to the Vessel and her operation.

"Emission Scheme" means a greenhouse gas emissions trading scheme and any emissions, carbon reduction or other environmental or sustainability national or international laws or regulations applicable to the Vessel and her operation, which for the purposes of this Clause shall include (without limitation) the European Union Emissions Trading System and any other similar systems imposed by any similar or equivalent international, regional, national or local scheme implemented by the IMO or any other lawful national or other authority that regulate the issuance, allocation, trading or surrendering of Emission Allowances.

(i)
Subject to any mandatory provisions of any applicable Emissions Scheme and the corresponding national or international laws and regulations, the Charterers shall exercise their best endeavours to take all necessary actions to procure that they or the Vessel’s ISM Company shall be the sole responsible party for compliance of all Emission Scheme obligations in relation to the Vessel, provided this is feasible and legally permissible, pursuant to any domestic or international law or regulation, directed to the Owners as registered or beneficial owners of the Vessel.

(ii)
Notwithstanding sub-paragraph (i) above, the Charterers shall be permitted to sub-delegate such Emission Scheme responsibility on to any entity, including without limitation to the relevant holder of Document of Compliance/ISM Company under the ISM Code in respect of the Vessel. Such sub-delegation shall be documented in accordance with the requirements imposed by the relevant Emissions Scheme and copy of such documentation shall be provided by or made available to the Owners, as may be applicable, including but not limited to any written mandate requested by the competent authorities.

(iii)
The Charterers and the Owners shall co-operate and assist  each other to deliver all such forms as are required to be filed to any relevant authorities in relation to the delegation and assumption of any Emission Scheme responsibilities within reasonable time and always in accordance with any deadlines set by the competent authority and the applicable laws and regulations.

(iv)
Without limiting the foregoing, throughout the Charter Period, the Charterers, or any mandated entity, shall arrange for providing and paying for or otherwise surrendering the Emission Allowances corresponding to the Vessel’s emissions under the scope of the applicable Emission Scheme and surrender those Emissions Allowances (relating to the period of the Charter) within the timeframes established by the applicable Emissions Scheme.

(v)
Emission Allowances, taxes, charges, levies, fees, fines, costs or expenses incurred or imposed in connection with any Emissions Scheme, shall be for the Charterers' account and are to be settled directly by them or their mandated entity (subject always to any mandatory provisions of the applicable Emissions Scheme or relevant laws or regulations).

(vi)
The Charterers shall use their best endeavours to ensure that the Charterers, or any mandated, as above, entity shall comply, sign, acknowledge in writing in any form that may be reasonably required, and provide all such information and documents to the Owners as necessary to enable the Owners and any Emission Scheme obligor to document and evidence to any authority their delegation/mandating of all Emission Scheme obligations in relation to the Vessel (and the assumption of same by the relevant mandated entity), as may be required from time to time during the Charter Period by the Owners, any manager or other mandated entity, and any relevant Emission Scheme authority, in conformity with the provisions of this Clause. In relation to the Emission Scheme being the European Union Emissions Trading System, the Owners and the Charterers or the Vessel’s ISM Company, or any mandated by the Charterers entity, shall complete and sign a mandate form in form and substance as required (from time to time) by the competent administering authority and/or EU Commission Implementing Regulation (EU) 2023/2599, the Directive 2003/87/EC, currently and indicatively in form as appended hereto (see Exhibit 1) (the "Mandate Form").The Owners shall also ensure to provide the Charterers with all necessary information, documents or details as above and as same may be required by any authorities in connection any applicable Emissions Scheme, including but not limited to opening any accounts and/or surrendering any Emissions Allowances, in order to ensure that the Vessel will comply with any applicable Emissions Scheme laws and regulations

(vii)
The Owners undertake to relay to the Charterers, without delay, any information that might be received by the Owners for any reason whatsoever, including by error of any authority, and which might relate to compliance with any Emission Scheme.

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2	NO FURTHER AMENDMENTS

All other terms and conditions of the Charter shall remain in full force and effect.

3	COSTS

Save as expressly set forth in the Charter and in this Amendment, each Party shall carry their own costs incurred in relation to this Amendment.

4	GOVERNING LAW AND JURISDICTION

This Amendment and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

Clause 30 of the Charter shall apply to this Amendment, mutatis mutandis.

5	CONFLICT

In case of any inconsistency between any of the provisions of this Amendment and the provisions of the Charter, the provisions of this Amendment shall prevail.

* * *

The Parties have caused this Amendment to be signed by their duly authorized representative on the date first above written.

Village Seven Co., Ltd. as Owners (with 99.9% ownership)	Lord Ocean Navigation Co. as Charterers
/s/ Mamoru Nanamura	/s/ Stavros Gyftakis
By: Mamoru Nanamura Title: Representative	By: Stavros Gyftakis Title: Director

V7 Fune Inc., as Owners (with 0.01% ownership)

/s/ Mamoru Nanamura
By: Mamoru Nanamura Title: Director/President